Contact:

William A. Hockett

Exec.VP, Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Launches New Molecular Diagnostic Test

-TheraGuide 5-FU May Help Patients Avoid Severe Toxic Reactions to Chemotherapy-

Salt Lake City, July 26 , 2007 - Myriad Genetics, Inc. (Nasdaq: MYGN, www.myriad.com), announced today that it has introduced a new product, TheraGuide 5-FU™, to help predict which cancer patients are likely to suffer serious toxic reactions to the drug 5-Fluorouracil (5-FU) or the oral form of the drug, capecitabine. More than 500,000 Americans with breast cancer, colon cancer, skin cancer or head and neck cancer are treated with 5-FU each year. Approximately 30% of those patients experience severe toxicity.

TheraGuide 5-FU is a comprehensive analysis of the genetic variations in two genes, DPYD and TYMS, which increase a patient's risk for toxicity to 5-FU chemotherapy. With the TheraGuide 5-FU test results, oncologists and their patients can take steps to reduce the risk of avoidable toxicity, including using alternative therapies, reducing the size of the dose and increasing patient monitoring for side effects. TheraGuide 5-FU provides the critical guidance oncologists need to personalize chemotherapy for their cancer patients who are being considered for chemotherapy regimens.

"TheraGuide 5-FU is a new personalized medicine test that has the potential to save many cancer patients from serious toxic reactions to the medicine that is supposed to help them," said Greg Critchfield, M.D., President of Myriad Genetic Laboratories, Inc. "TheraGuide 5-FU points the way to the future promise of personalized medicine, where tests can guide the therapeutic choice for improved patient care, while limiting the side effects of otherwise efficacious drugs."

Approximately one third of all patients given 5-FU will experience dose-limiting toxicity that can be severe to life-threatening. The majority of these toxic reactions are due to genetic variations in the DPYD and TYMS genes. The DPYD gene makes the enzyme that is primarily responsible for metabolizing or breaking down 5-FU and clearing it from the body quickly. If the DPYD enzyme activity is compromised, 5-FU will be cleared more slowly from the system resulting in a longer period of exposure to 5-FU and a subsequent increased risk for toxicity. An estimated 9 million individuals in the U.S. have low DPYD enzyme activity due to mutations in the DPYD gene.

Thymidylate synthase (TYMS) is an essential enzyme for DNA synthesis. The chemotherapy drug, 5-FU, binds to the TYMS enzyme, inhibiting its function. When the TYMS enzyme is inhibited, DNA synthesis does not go forward and the cell dies. Since cancer cells multiply rapidly, requiring a high level of DNA synthesis, they are much more sensitive to thymidine depletion than normal cells. The human TYMS gene has genetic variations that cause differential production of the TYMS enzyme. If a variation causes underproduction of TYMS, only a portion of the 5-FU dose is used to bind to, and inhibit, the TYMS enzyme, and the rest remains unbound in the body resulting in increased toxicity. Variations causing overproduction of TYMS enzyme lead to excess TYMS, and insufficient 5-FU to completely inhibit the enzyme and a resulting loss of efficacy with the 5-FU chemotherapeutic.

Toxicity reactions due to reduced enzyme activity may include hand-foot syndrome, fever, mucositis, stomatitis and severe diarrhea. Nausea, vomiting, rectal bleeding and skin changes may also occur. Neurologic abnormalities include cerebellar ataxia (uncoordinated muscle movement) and changes in cognitive ability. Elimination of 5-FU from the treatment regimen is usually sufficient to prevent additional unexpected toxicities.

TheraGuide 5-FU is Myriad's fifth molecular diagnostic product. The Company is now accepting samples for testing with TheraGuide 5-FU. The test cost is $1,100 and includes a comprehensive DNA sequence analysis of the DPYD gene and the important variations in the TYMS gene. The result is returned to the requesting physician within seven days of receipt at Myriad.

Myriad Genetics, Inc. is a biotechnology company focused on the development and marketing of novel therapeutic and molecular diagnostic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements include statements relating to TheraGuide 5-FU's ability to save many cancer patients from serious toxic reactions to the medicine that is supposed to help them and the Company's ability to return the result to the requesting physician within seven days of receipt at Myriad. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2006, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.